JOB DESCRIPTION AND MANAGEMENT AGREEMENT

This Job Description and Management Agreement (the “Agreement”) between HARTMAN SHORT TERM INCOME PROPERTIES XX INC. (“HARTMAN XX”) AND MARK TOROK (“EXECUTIVE”), according to the following terms:

TITLE

EXECUTIVE’s title shall be CHIEF EXECUTIVE OFFICER (CEO).

TERM

The term of this Agreement shall begin October 15, 2022 and shall be for one year. Such term may be extended for one additional year if the parties hereto agree to do so in writing.

REPORTING

EXECUTIVE shall report to the Board of Directors of HARTMAN XX, acting as o whole, He may seek insights or advice from The Executive Chairman, as he sees fit. But EXECUTIVE is not required to seek such advice or to follow it. His reporting will be to the HARTMAN XX Board or the Executive Committee. In the case of a conflict between the duties of CEO and Executive Chairman the work shall be assigned to CEO or as otherwise determined by the Board.

DUTIES

EXECUTIVE’s duties shall be to manage the day-to-day business of HARTMAN XX, including management of all businesses, properties, employees, finances, and strategies.

COMPENSATION

In exchange for such services, EXECUTIVE shall receive compensation of $40,000.00 monthly with a bonus of $40,000.00 after 6 months of service, plus all benefits to which all HARTMAN XX employees are entitled. Performance bonus and stock incentive will be negotiated by the Comp Committee and the CEO. Also all parties agree to negotiate a phantom stock plan within thirty (30) days of the full execution of this Agreement.

AGREED:

MARK TOROK

/s Mark Torok
_________________________
Mark Torok, Individually

and

HARTMAN SHORT INCOME PROPERTIES XX, INC.

BY:_/s Gerald Haddock____________ BY:_/s Jack Tompkins_________

Gerald W. Haddock, Jack Tompkins,
Chairman of the Nominating & Governance Nominating & Governance
Committee the Board Committee of the Board